                                                                          NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2013
FIRST QUARTER FINANCIAL RESULTS

• First Quarter Sales and Profitability Decline Compared to Record 2012 First Quarter
• Management Cautious for Fiscal 2013 as Slowdown in Pressure Pumping Sector Continues
• Balance Sheet Remains Strong

RACINE, WISCONSIN—October 23, 2012— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2013 first quarter ended September 28, 2012.

Sales for the first three months of fiscal 2013, seasonally the weakest quarter of the fiscal year, declined to $68,793,000, from a first quarter record of $81,330,000 for the same period last year.  The decrease in sales was primarily the result of lower demand from customers in the pressure pumping sector of the North American oil and gas market.  Offsetting weakness in this market was higher demand from customers in the North American and Asian commercial marine markets.  Sales to customers serving the global mega yacht market remained at historical lows in the quarter, while demand remained steady for equipment used in the industrial, airport rescue and fire fighting (ARFF), and military markets.

Gross margin for the fiscal 2013 first quarter was 28.2 percent, compared to a record 37.8 percent in the fiscal 2012 first quarter.  The anticipated decline in fiscal 2013 first quarter gross margin was the result of lower sales volumes and a less profitable mix of business.

For the fiscal 2013 first quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 24.2 percent, compared to 19.6 percent for the fiscal 2012 first quarter.  ME&A expenses increased $711,000 versus the same period last fiscal year. The net increase in ME&A expenses for the quarter primarily relates to increased research and development activities, wage inflation and additional headcount.

The effective tax rate for the first quarter of fiscal 2013 is 45.6 percent, which is significantly higher than the prior year rate of 35.3 percent.  The current year rate was unfavorably impacted by an existing valuation allowance in certain foreign jurisdictions during the current first quarter.  The remaining increase relates to the expiration of the credit for research and development, a reduced domestic production activities credit, and a change in the mixture of domestic and foreign earnings.

Net earnings attributable to Twin Disc for the fiscal 2013 first quarter were $1,251,000, or $0.11 per diluted share, compared to record earnings of $9,581,000, or $0.83 per diluted share, for the fiscal 2012 first quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $5,266,000 for the fiscal 2013 first quarter, compared to $17,772,000 for the fiscal 2012 first quarter.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Fiscal 2013 first quarter financial results were primarily impacted by a challenging North American pressure-pumping market as rig operators continued to adjust to the North American natural gas supply overhang and lower prices.  Trends have yet to improve in this market and we are cautious on the outlook from oil and gas customers for fiscal 2013.  While the decline in demand from the North American oil and gas market will have an obvious near-term impact on our business, we are well positioned to grow when the market rebounds. Outside the North American oil and gas market, interest for our oil and gas transmission systems is improving as producers, mainly in Asia, are beginning to develop shale formations.  While in its infancy, we believe over time, these regions will be an important area of growth for the Company.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “At the end of the fiscal 2013 first quarter, inventory was at an elevated level due to oil and gas transmissions inventory that has yet to work its way through sales.  We anticipate a reduction of inventory levels from 2013 first quarter levels to occur and operating cash flow to improve, which we expect to use primarily to reduce debt, invest in our facilities, and selectively repurchase shares of our common stock.  Total debt, net of cash, at September 28, 2012 was $17,501,000, compared to $16,444,000 at June 30, 2012, and $16,109,000 at September 30, 2011.  With total debt to total capitalization at 21.9 percent at September 28, 2012, we have the financial flexibility to withstand the near-term volatility in our financial results, while continuing to invest in our business and take advantage of long-term opportunities.”

Mr. Batten continued: “Our six-month backlog at September 28, 2012 was $82,434,000 compared to $98,746,000 at June 30, 2012 and $164,523,000 at September 30, 2011.  The six-month backlog reflects continued weakness in demand from the North American oil and gas market, which we anticipate will continue for the majority of fiscal 2013.  While demand from the oil and gas industry has an influence on the Company, the business today is more diversified, on both a product and geographic basis, than any other time in our history.  In addition, our strong financial position provides us with the financial flexibility to withstand challenges, while investing in new products and services for our customers.  As the year progresses, we anticipate a slow recovery in the North American oil and gas pressure pumping market, with more robust demand coming from traditional sectors such as commercial marine, legacy military and ARFF markets.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, October 23, 2012. To participate in the conference call, please dial 877-941-8416 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. October 23, 2012 until midnight October 30, 2012. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4568259.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended
	September 28, 2012	September 30, 2011
Net sales	$68,793	$81,330
Cost of goods sold	49,377	50,562
Gross profit	19,416	30,768
Marketing, engineering and administrative expenses	16,620	15,909
Earnings from operations	2,796	14,859
Interest expense	306	359
Other expense (income), net	127	(394)
Earnings before income taxes and noncontrolling interest	2,363	14,894
Income taxes	1,077	5,259

Net earnings	1,286	9,635
Less: Net earnings attributable to noncontrolling interest, net of tax	(35)	(54)
Net earnings attributable to Twin Disc	$1,251	$9,581
Earnings per share:
Basic earnings per share attributable to Twin Disc common shareholders	$0.11	$0.84
Diluted earnings per share attributable to Twin Disc common shareholders	$0.11	$0.83
Weighted average shares outstanding:
Basic	11,368	11,396
Diluted	11,446	11,541
Dividends per share	$0.09	$0.08

Net earnings	$1,286	$9,635
Other comprehensive income:
Foreign currency translation adjustment	1,264	(2,275)
Benefit plan adjustments, net	668	474
Other comprehensive income (loss), net	1,932	(1,801)
Comprehensive income	3,218	7,834
Less: comprehensive income attributable to noncontrolling interest	(35)	(54)
Comprehensive income attributable to Twin Disc	$3,183	$7,780

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended
	September 28, 2012	September 30, 2011
Net earnings attributable to Twin Disc	$1,251	$9,581
Interest expense	306	359
Income taxes	1,077	5,259
Depreciation and amortization	2,632	2,573
Earnings before interest, taxes, depreciation and amortization	$5,266	$17,772

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 28,	June 30,
	2012	2012
ASSETS
Current assets:
Cash	$21,493	$15,701
Trade accounts receivable, net	47,115	63,438
Inventories, net	112,811	103,178
Deferred income taxes	3,870	3,745
Other	11,050	11,099

Total current assets	196,339	197,161

Property, plant and equipment, net	65,315	66,356
Goodwill, net	13,135	13,116
Deferred income taxes	12,377	14,335
Intangible assets, net	4,840	4,996
Other assets	8,093	7,868

TOTAL ASSETS	$300,099	$303,832

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,656	$3,744
Accounts payable	25,923	23,550
Accrued liabilities	29,845	39,331

Total current liabilities	59,424	66,625

Long-term debt	35,338	28,401
Accrued retirement benefits	60,315	64,009
Deferred income taxes	3,235	3,340
Other long-term liabilities	2,200	4,171

Total liabilities	160,512	166,546

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,929	12,759
Retained earnings	185,308	185,083
Accumulated other comprehensive loss	(32,903)	(34,797)

	164,334	163,045
Less treasury stock, at cost (1,689,722 and 1,794,981 shares, respectively)	25,638	26,781

Total Twin Disc shareholders' equity	138,696	136,264

Noncontrolling interest	891	1,022
Total equity	139,587	137,286

TOTAL LIABILITIES AND EQUITY	$300,099	$303,832

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	Three Months Ended
	September 28, 2012	September 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,286	$9,635
Adjustments to reconcile net earnings to net cash provided
(used) by operating activities:
Depreciation and amortization	2,632	2,573
Other non-cash changes, net	155	2,505
Net change in working capital, excluding cash and debt, and other	(1,991)	(16,354)
Net cash provided (used) by operating activities	2,082	(1,641)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(1,337)	(3,587)
Proceeds from sale of fixed assets	31	-
Other, net	(293)	(293)
Net cash used by investing activities	(1,599)	(3,880)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of notes payable	(88)	(53)
Proceeds from long-term debt	6,935	11,164
Proceeds from exercise of stock options	129	169
Dividends paid to shareholders	(1,026)	(914)
Dividends paid to noncontrolling interest	(204)	(132)
Excess tax benefits from stock compensation	1,316	445
Other	(1,700)	(183)
Net cash provided by financing activities	5,362	10,496

Effect of exchange rate changes on cash	(53)	(444)

Net change in cash	5,792	4,531

Cash:
Beginning of period	15,701	20,167

End of period	$21,493	$24,698

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